FORM OF
                               TANAKA FUNDS, INC.
                            FUND ACCOUNTING AGREEMENT


         AGREEMENT made as of the ___ day of _________, 1998, by and between TANAKA Funds, Inc., a Maryland Corporation, with its principal office and place of business at Two Portland Square, Portland, Maine 04101 (the "Corporation"), and Forum Accounting Services, LLC, a Delaware limited liability company with its principal office and place of business at Two Portland Square, Portland, Maine 04101 ("Forum").

         WHEREAS, the Corporation is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company and may issue its shares of beneficial interest, no par value (the "Shares"), in separate series and classes; and


         WHEREAS, the Corporation intends to offer shares in various series as listed in Appendix A hereto (each such series, together with all other series subsequently established by the Corporation and made subject to this Agreement in accordance with Section 6, being herein referred to as a "Fund," and collectively as the "Funds") and the Corporation intends to offer shares of various classes of each Fund as listed in Appendix A hereto (each such class together with all other classes subsequently established by the Corporation in a Fund being herein referred to as a "Class," and collectively as the "Classes");


         WHEREAS, the Corporation desires that Forum perform certain fund accounting services for each Fund and Class thereof and Forum is willing to provide those services on the terms and conditions set forth in this Agreement;

         NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Corporation and Forum hereby agree as follows:


         SECTION 1.  APPOINTMENT; DELIVERY OF DOCUMENTS

         (a) The Corporation hereby appoints Forum, and Forum hereby agrees, to act as fund accountant of the Corporation for the period and on the terms set forth in this Agreement.

         (b) In connection therewith, the Corporation has delivered to Forum copies of (i) the Corporation's Articles of Incorporation and Bylaws (collectively, as amended from time to time, "Organic Documents"), (ii) the Corporation's Registration Statement and all amendments thereto filed with the U.S. Securities and Exchange Commission ("SEC") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), or the 1940 Act (the "Registration Statement"), (iii) the Corporation's current Prospectus and Statement of Additional Information of each Fund (collectively, as currently in effect and as amended or supplemented, the "Prospectus") and (iv) all procedures adopted by the Corporation with respect to the Funds (i.e., repurchase agreement procedures), and shall promptly furnish Forum with all amendments of or supplements to the foregoing. The Corporation shall deliver to Forum a certified copy of the resolution of the Board of Directors of the Corporation (the "Board") appointing Forum and authorizing the execution and delivery of this Agreement.


         SECTION 2.  DUTIES OF FORUM


         (a) Forum and the Corporation's administrator, Forum Administrative Services, LLC (the "Administrator"), may from time to time adopt such procedures as they agree upon to implement the terms of this Section. With respect to each Fund, Forum shall perform the following services:


         (i) calculate the net asset value per share with the frequency prescribed in each Fund's then-current Prospectus;

         (ii) calculate each item of income, expense, deduction, credit, gain and loss, if any, as required by the Corporation and in conformance with generally accepted accounting practice ("GAAP"), the SEC's Regulation S-X (or any successor regulation) and the Internal Revenue Code of 1986, as amended (or any successor laws)(the "Code");


         (iii) maintain each Fund's general ledger and record all income, expenses, capital share activity and security transactions of each Fund;


         (iv) calculate the yield, effective yield, tax equivalent yield and total return for each Fund, and each Class thereof, as applicable, and such other measure of performance as may be agreed upon between the parties hereto;

         (v) provide the Corporation and such other persons as the Administrator may direct with the following reports (A) a current security position report, (B) a summary report of transactions and pending maturities (including the principal, cost, and accrued interest on each portfolio security in maturity date order), and (C) a current cash position and projection report;


         (vi) prepare and record, as of each time when the net asset value of a Fund is calculated or as otherwise directed by the Corporation, either
         (A) a valuation of the assets of the Fund (unless otherwise specified in or in accordance with this Agreement, based upon the use of outside services normally used and contracted for this purpose by Forum in the case of securities for which information and market price or yield quotations are readily available and based upon evaluations conducted in accordance with the Corporation's instructions in the case of all other assets) or (B) a calculation confirming that the market value of the Fund's assets does not deviate from the amortized cost value of those assets by more than a specified percentage;


         (vii) make such adjustments over such periods as Forum deems necessary to reflect over-accruals or under-accruals of estimated expenses or income;

         (viii) request any necessary information from the Administrator and the Corporation's transfer agent and distributor in order to prepare, and prepare, the Corporation's Form N-SAR;


         (ix) provide appropriate records to assist the Corporation's independent accountants and, upon approval of the Corporation or the Administrator, any regulatory body in any requested review of the Corporation's books and records maintained by Forum;


         (x) prepare semi-annual financial statements and oversee the production of the semi-annual financial statements and any related report to the Corporation's shareholders prepared by the Corporation or its investment advisers, as applicable;

         (xi) file the Funds' semi-annual financial statements with the SEC or ensure that the Funds' semi-annual financial statements are filed with the SEC;

         (xii) provide information typically supplied in the investment company industry to companies that track or report price, performance or other information with respect to investment companies;

         (xiii) provide the Corporation or Administrator with the data requested by the Administrator that is required to update the Corporation's registration statement;

         (xiv)  provide the  Corporation  or  independent  accountants  with all
         information   requested   with  respect  to  the   preparation  of  the
         Corporation's income, excise and other tax returns;

         (xv) prepare or prepare, execute and file all Federal income and excise tax returns and state income and other tax returns, including any extensions or amendments, each as agreed between the Corporation and Forum;

         (xvi) produce quarterly compliance reports for investment advisers, as applicable, to the Corporation and the Board and provide information to the Administrator, investment advisers to the Corporation and other appropriate persons with respect to questions of Fund compliance;

         (xvii) determine the amount of distributions to shareholders as necessary to, among other things, maintain the qualification of each Fund as a regulated investment company under the Code, and prepare and distribute to appropriate parties notices announcing the declaration of dividends and other distributions to shareholders;

         (xviii) transmit to and receive from each Fund's transfer agent appropriate data to on a daily basis and daily reconcile Shares outstanding and other data with the transfer agent;

         (xix) periodically reconcile all appropriate data with each Fund's custodian;

         (xx) verify investment trade tickets when received from an investment adviser, as applicable, and maintain individual ledgers and historical tax lots for each security; and


         (xxi) perform such other recordkeeping, reporting and other tasks as may be specified from time to time in the procedures adopted by the Board; provided, that Forum need not begin performing any such task except upon 65 days' notice and pursuant to mutually acceptable compensation agreements.

         (b) Forum shall prepare and maintain on behalf of the Corporation the following books and records of each Fund, and each Class thereof, pursuant to Rule 31a-1 under the 1940 Act (the "Rule"):

         (i) Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

         (ii) Journals and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, as required by subsection (b)(2) of the Rule (but not including the ledgers required by subsection (b)(2)(iv);

         (iii) A record of each brokerage order given by or on behalf of the Corporation for, or in connection with, the purchase or sale of securities, and all other portfolio purchases or sales, as required by subsections (b)(5) and (b)(6) of the Rule;

         (iv) A record of all options, if any, in which the Corporation has any direct or indirect interest or which the Corporation has granted or guaranteed and a record of any contractual commitments to purchase, sell, receive or deliver any property as required by subsection (b)(7) of the Rule;

         (v) A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule; and

         (vi) Other records required by the Rule or any successor rule or pursuant to interpretations thereof to be kept by open-end management investment companies, but limited to those provisions of the Rule applicable to portfolio transactions and as agreed upon between the parties hereto.

         (c) The books and records maintained pursuant to Section 2(b) shall be prepared and maintained in such form, for such periods and in such locations as may be required by the 1940 Act. The books and records pertaining to the
Corporation that are in possession of Forum shall be the property of the Corporation. The Corporation, or the Corporation's authorized representatives, shall have access to such books and records at all times during Forum's normal business hours. Upon the reasonable request of the Corporation or the Administrator, copies of any such books and records shall be provided promptly by Forum to the Corporation or the Corporation's authorized representatives at the Corporation's expense. In the event the

Corporation designates a successor that shall assume any of Forum's obligations hereunder, Forum shall, at the expense and direction of the Corporation, transfer to such successor all relevant books, records and other data established or maintained by Forum under this Agreement.


         (d) In case of any requests or demands for the inspection of the records of the Corporation maintained by Forum, Forum will endeavor to notify the Corporation and to secure instructions from an authorized officer of the Corporation as to such inspection. Forum shall abide by the Corporation's instructions for granting or denying the inspection; provided, however, that Forum may grant the inspection without instructions if Forum is advised by counsel to Forum that failure to do so will result in liability to Forum.


         SECTION 3.  STANDARD OF CARE; RELIANCE

         (a) Forum shall be under no duty to take any action except as specifically set forth herein or as may be specifically agreed to by Forum in writing. Forum shall use its best judgment and efforts in rendering the services described in this Agreement. Forum shall not be liable to the Corporation or any of the Corporation's shareholders for any action or inaction of Forum relating to any event whatsoever in the absence of bad faith, willful misfeasance or gross negligence in the performance of Forum's duties or obligations under this Agreement or by reason of Forum's reckless disregard of its duties and obligations under this Agreement.

         (b) The Corporation agrees to indemnify and hold harmless Forum, its employees, agents, directors, officers and managers and any person who controls Forum within the meaning of section 15 of the Securities Act or section 20 of the Securities Exchange Act of 1934, as amended, ("Forum Indemnitees") against and from any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way related to Forum's actions taken or failures to act with respect to a Fund that are consistent with the standard of care set forth in Section 3(a) or based, if applicable, on good faith reliance upon an item described in Section 3(c)(a "Claim"). The Corporation shall not be required to indemnify any Forum Indemnitee if, prior to confessing any Claim against the Forum Indemnitee, Forum or the Forum Indemnitee does not give the Corporation written notice of and reasonable opportunity to defend against the claim in its own name or in the name of the Forum Indemnitee.

         (c) A Forum Indemnitee shall not be liable for any action taken or failure to act in good faith reliance upon:

         (i) the advice of the Corporation or of counsel, who may be counsel to the Corporation or counsel to Forum;

         (ii) any oral instruction which it receives and which it reasonably believes in good faith was transmitted by the person or persons authorized by the Board to give such oral instruction (Forum shall have no duty or obligation to make any inquiry or effort of certification of such oral instruction.);

         (iii) any written instruction or certified copy of any resolution of the Board, and Forum may rely upon the genuineness of any such document or copy thereof reasonably believed in good faith by Forum to have been validly executed; or

         (iv) any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by Forum to be genuine and to have been signed or presented by the Corporation or other proper party or parties;

and no Forum Indemnitee shall be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which Forum reasonably believes in good faith to be genuine.

         (d) Forum shall not be liable for the errors of other service providers to the Corporation, including the errors of pricing services (other than to pursue all reasonable claims against the pricing service based on the pricing services' standard contracts entered into by Forum) and errors in information provided by an investment adviser (including prices and pricing formulas and the untimely transmission of trade information), custodian or transfer agent to the Corporation.

         (e) With respect to Funds which do not value their assets in accordance with Rule 2a-7 under the 1940 Act, notwithstanding anything to the contrary in this Agreement, Forum shall not be liable to the Corporation or any shareholder of the Corporation for (i) any loss to the Corporation if an NAV Difference for which Forum would otherwise be liable under this Agreement is less than or equal to 0.001 (1/10 of 1%) or (ii) any loss to a shareholder of the Corporation if the NAV Difference for which Forum would otherwise be liable under this Agreement is less than or equal to 0.005 (1/2 of 1%) or if the loss in the shareholder's account with the Corporation is less than or equal to $10. Any loss for which Forum is determined to be liable hereunder shall be reduced by the amount of gain which inures to shareholders, whether to be collected by the Corporation or not.

         (f) For purposes of this Agreement, (i) the NAV Difference shall mean the difference between the NAV at which a shareholder purchase or redemption should have been effected ("Recalculated NAV") and the NAV at which the purchase or redemption is effected, divided by the Recalculated NAV, (ii) NAV Differences and any Forum liability therefrom are to be calculated each time a Fund's (or class's) NAV is calculated, (iii) in calculating any NAV Difference for which Forum would otherwise be liable under this Agreement for a particular NAV error, Fund losses and gains shall be netted and (iv) in calculating any NAV Difference for which Forum would otherwise be liable under this Agreement for a particular NAV error that continues for a period covering more than one NAV determination, Fund losses and gains for the period shall be netted.

         (g) Nothing contained herein shall be construed to require Forum to perform any service that could cause Forum to be deemed an investment adviser for purposes of the 1940 Act or the Investment Advisers Act of 1940, as amended, or that could cause a Portfolio to act in contravention of a Portfolio's Offering Document or any provision of the 1940 Act. Except as otherwise specifically provided herein, the Corporation assumes all responsibility for ensuring that the Corporation complies with all applicable requirements of the Securities Act, the 1940 Act and any laws, rules and regulations of governmental authorities with jurisdiction over the Corporation. All references to any law in this Agreement shall be deemed to include reference to the applicable rules and regulations promulgated under authority of the law and all official interpretations of such law or rules or regulations.


         SECTION 4.  COMPENSATION AND EXPENSES


         (a) In consideration of the services provided by Forum pursuant to this Agreement, the Corporation shall pay Forum, with respect to each Fund, the fees set forth in Clause (i) of Appendix B hereto. In consideration of the services provided by Forum to begin the operations of a new Fund, the Corporation shall pay Forum, with respect to each Fund, the fees set forth in clause (ii) of Appendix B hereto. In consideration of additional services provided by Forum to perform certain functions, the Corporation shall pay Forum, with respect to each Fund the fees set forth in clause (iii) of Appendix B hereto. Nothing in this Agreement shall require Forum to perform any of the services listed in Section 2(a)(xiv) and clause (iii) of Appendix B hereto, as such services may be performed by the Fund's independent accountant if appropriate.


         All fees payable hereunder shall be accrued daily by the Corporation. The fees payable for the services listed in clauses (i) and (iii) of Appendix B hereto shall be payable monthly in advance on the first day of each calendar month for services to be performed during the following calendar month. The fees payable for the services listed in clause (ii) and for all reimbursements as described in Section 4(b) shall be payable monthly in arrears on the first day of each calendar month (the first day of the calendar month after the Fund commences operations in the case of the fees listed in clause (ii) of Appendix B hereto) for services performed during the prior calendar month. If fees payable for the services listed in clause (i) begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement with respect to a Fund, the Corporation shall pay to Forum such compensation as shall be payable prior to the effective date of termination.

         (b) In connection with the services provided by Forum pursuant to this Agreement, the Corporation, on behalf of each Fund, agrees to reimburse Forum for the expenses set forth in Clause (iv) of Appendix B hereto. In addition, the Corporation, on behalf of the applicable Fund, shall reimburse Forum for all expenses and employee time (at 150% of salary) attributable to any review of the Corporation's accounts and records by the Corporation's independent accountants or any regulatory body outside of routine and normal periodic reviews. Should the Corporation exercise its right to terminate this Agreement, the Corporation, on behalf of the applicable Fund, shall reimburse Forum for all out-of-pocket expenses and employee time (at 150% of salary) associated with the copying and movement of records and material to any successor person and providing assistance to any successor person in the establishment of the accounts and records necessary to carry out the successor's responsibilities.

         (d) Forum may, with respect to questions of law relating to its services hereunder, apply to and obtain the advice and opinion of counsel to the Corporation or counsel to Forum. The costs of any such advice or opinion shall be borne by the Corporation.

         SECTION 5.  EFFECTIVENESS, DURATION, TERMINATION AND ASSIGNMENT

         (a) This Agreement shall become effective with respect to each Fund or Class on the later of the date on which the Corporation's Registration Statement relating to the Shares of the Fund or Class becomes effective or the date of the commencement of operations of the Fund or Class. Upon effectiveness of this Agreement, it shall supersede all previous agreements between the parties hereto covering the subject matter hereof insofar as such Agreement may have been deemed to relate to the Funds.


         (b) This Agreement shall continue in effect with respect to a Fund until terminated; provided, that continuance is specifically approved at least annually (i) by the Board or by a vote of a majority of the outstanding voting securities of the Fund and (ii) by a vote of a majority of Directors of the Corporation who are not parties to this Agreement or interested persons of any such party (other than as Directors of the Corporation).


         (c) This Agreement may be terminated with respect to a Fund at any time, without the payment of any penalty (i) by the Board on 60 days' written notice to Forum or (ii) by Forum on 60 days' written notice to the Corporation. The obligations of Sections 3 and 4 shall survive any termination of this Agreement.

         (d) This Agreement and the rights and duties under this Agreement otherwise shall not be assignable by either Forum or the Corporation except by the specific written consent of the other party. All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

         SECTION 6.  ADDITIONAL FUNDS AND CLASSES


         In the event that the Corporation establishes one or more series of Shares or one or more classes of Shares after the effectiveness of this Agreement, such series of Shares or classes of Shares, as the case may be, shall become Funds and Classes under this Agreement. Forum or the Corporation may elect not to make any such series or classes subject to this Agreement.


         SECTION 7. CONFIDENTIALITY. Forum agrees to treat all records and other information related to the Corporation as proprietary information of the Corporation and, on behalf of itself and its employees, to keep confidential all such information, except that Forum may

         (a) prepare or assist in the preparation of periodic reports to shareholders and regulatory bodies such as the SEC;

         (b) provide information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies; and

         (c) release such other information as approved in writing by the Corporation, which approval shall not be unreasonably withheld and may not be withheld where Forum may be exposed to civil or criminal contempt proceedings for failure to release the information, when requested to divulge such information by duly constituted authorities or when so requested by the Corporation.

         SECTION 8.  FORCE MAJEURE

         Forum shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply. In addition, to the extent Forum's obligations hereunder are to oversee or monitor the activities of third parties, Forum shall not be liable for any failure or delay in the performance of Forum's duties caused, directly or indirectly, by the failure or delay of such third parties in performing their respective duties or cooperating reasonably and in a timely manner with Forum.

         SECTION 9.  ACTIVITIES OF FORUM

         (a) Except to the extent necessary to perform Forum's obligations under this Agreement, nothing herein shall be deemed to limit or restrict Forum's right, or the right of any of Forum's managers, officers or employees who also may be a director, officer or employee of the Corporation, or persons who are otherwise affiliated persons of the Corporation to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.


         (b) Forum may subcontract any or all of its responsibilities pursuant to this Agreement to one or more corporations, trusts, firms, individuals or associations, which may be affiliated persons of Forum, who agree to comply with the terms of this Agreement; provided, that any such subcontracting shall not relieve Forum of its responsibilities hereunder. Forum may pay those persons for their services, but no such payment will increase Forum's compensation from the Corporation.

         SECTION 10.  COOPERATION WITH INDEPENDENT ACCOUNTANTS

         Forum shall cooperate, if applicable, with each Fund's independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of the accountants' duties.

         SECTION 11.  SERVICE DAYS

         Nothing contained in this Agreement is intended to or shall require Forum, in any capacity under this Agreement, to perform any functions or duties on any day other than a business day of the Corporation or of a Fund. Functions or duties normally scheduled to be performed on any day which is not a business day of the Corporation or of a Fund shall be performed on, and as of, the next business day, unless otherwise required by law.

         SECTION 12.  LIMITATION OF SHAREHOLDER AND DIRECTOR LIABILITY

         The directors of the Corporation and the shareholders of each Fund shall not be liable for any obligations of the Corporation or of the Funds under this Agreement, and Forum agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Corporation or the Fund to which Forum's rights or claims relate in settlement of such rights or claims, and not to the directors of the Corporation or the shareholders of the Funds.

         SECTION 13.  MISCELLANEOUS

         (a) Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement.

         (b) Except for Appendix A to add new Funds and Classes in accordance with Section 6, no provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

         (c) This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

         (d) This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

         (e) This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

         (f) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

         (g) Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

         (h) Notices, requests, instructions and communications received by the parties at their respective principal places of business, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

         (i) Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Corporation are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

         (j) No affiliated person, employee, agent, director, officer or manager of Forum shall be liable at law or in equity for Forum's obligations under this Agreement.

         (k) Each of the undersigned warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof and each party hereto warrants and represents that this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the party, enforceable against the party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

         (l)  The  terms  "vote  of  a  majority  of  the   outstanding   voting
securities," "interested person" and "affiliated person" shall have the meanings ascribed thereto in the 1940 Act.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

                                 TANAKA FUNDS, INC.


                                 By:
                                    ----------------------------
                                          [Officer name]
                                          [Title]


                                 FORUM ACCOUNTING SERVICES, LLC




                                 By:
                                    ----------------------------
                                          Stacey Hong
                                          Managing Director

                               TANAKA FUNDS, INC.
                            FUND ACCOUNTING AGREEMENT

                                   Appendix A
                                Fund and Classes
                             as of __________, 1998

                                      Fund
                               TANAKA Growth Fund

                                     Classes
                                     R Share
                                     B Share
                                     A Share



                                     - A1 -

                               TANAKA FUNDS, INC.
                            FUND ACCOUNTING AGREEMENT

                                   Appendix B
                                Fees and Expenses



(i)      Base Fee

         A.  Standard Fee
                  Fee per Fund...................................................................      $3,000/month
                  Fee for each additional Class of the Fund above one............................      $1,000/month

         B. Plus additional surcharges for each of:
                  (i)      Portfolios with asset levels exceeding $100 million...................        $500/month
                           Portfolios with asset levels exceeding $250 million...................        $500/month
                           Portfolios with asset levels exceeding $500 million...................      $1,500/month
                           Portfolios with asset levels exceeding $1,000 million.................      $2,000/month
                  (ii)     Portfolios requiring international custody............................      $1,000/month
                  (iii)    Portfolios with more than 30 international positions .................      $1,000/month
                  (iv)     Tax free money market Funds...........................................      $1,000/month
                  (v)      Portfolios with more than 25% of net assets invested in
                           asset backed securities...............................................      $1,000/month
                           Portfolios with more than 50% of net assets invested in
                           asset backed securities...............................................      $2,000/month
                  (vii)    Portfolios with more than 100 security positions......................      $1,000/month
                  (viii)   Portfolios with a monthly portfolio turnover rate of 10%
                           or greater............................................................      $1,000/month

         C. Standard Fee per Gateway Fund (a Fund operating  pursuant to Section
         12(d)(1)(E) of the 1940 Act)
                  Standard Fee per Fund..........................................................      $1,000/month
                  Standard Fee per Fund that invests in one or more instruments
                  in addition to the fund in which it invests....................................      $2,000/month
                  Fee for each additional Class of a Fund above one..............................      $1,000/month
                  Additional surcharges listed above do not apply

         D. Standard Fee per Gateway Fund (a Fund operating  pursuant to Section
         12(d)(1)(G) of the 1940 Act or in a similar structure)
                  Standard Fee per Fund..........................................................      $1,000/month
                  Fee for each additional Class of a Fund above one..............................      $1,000/month
                  Plus additional surcharges listed above if the Fund invests in securities other than investment  companies  (calculated as if the securities were the Fund's only assets)



                                     - B1 -

         Note 1: Surcharges are determined based upon the total assets, security positions or other factors as of the end of the prior month and on the portfolio turnover rate for the prior month. Portfolio turnover rate shall have the meaning ascribed thereto in SEC Form N-1A.

         Note 2: The rates set forth above shall remain fixed through December 31, 1999. On January 1, 2000, and on each successive January 1, the rates may be adjusted automatically by Forum without action of the Corporation to reflect changes in the Consumer Price Index for the preceding calendar year, as published by the U.S. Department of Labor, Bureau of Labor Statistics. Forum shall notify the Corporation each year of the new rates, if applicable.

(ii)     Other Services (payable in equal installments monthly)

         Tax Services. Preparation of Federal income and excise tax returns and preparation, execution and filing of state income tax returns, including any extensions or amendments


                  Standard Fee..................................................               $3,000/fiscal period
                  Fee per Gateway Fund (a Fund described
                  in (i)(C) or (D) above).......................................               $1,500/fiscal period
                  Fee per Gateway Fund (a Fund described in (i)(C) or (D) above)
                  that  invests in more than one  instrument  in addition to the fund(s) in which
                  it invests....................................................               $3,000/fiscal period



(iii)    Out-Of-Pocket and Related Expenses

         The Corporation, on behalf of the applicable Fund, shall reimburse Forum for all out-of-pocket and ancillary expenses in providing the services described in this Agreement, including but not limited to the cost of (or appropriate share of the cost of): (i) pricing, paydown, corporate action, credit and other reporting services, (ii) taxes,
         (iii) postage and delivery services, (iv) telephone services, (v) electronic or facsimile transmission services, (vi) reproduction, (vii) printing and distributing financial statements, (xiii) microfilm and microfiche and (ix) Corporation record storage and retention fees. In addition, any other expenses incurred by Forum at the request or with the consent of the Corporation, will be reimbursed by the Corporation on behalf of the applicable Fund.


                                     - B2 -